Exhibit 10.1

Execution Copy

AMENDMENT NO. 4 TO

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDMENT NO. 4 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into at Columbus, Ohio, as of March 30, 2006 (the “Effective Date”), by and among (a) Dominion Homes, Inc. (the “Company”), (b) the institutions from time to time (individually a “Lender” and collectively the “Lenders”) party to the Credit Agreement (as defined below) signatory hereto, and (c) The Huntington National Bank (“Huntington”) in its separate capacity as administrative agent (with its successors in such capacity, the “Administrative Agent”) for the Lenders and for itself as issuing bank under the Credit Agreement. This Amendment further amends and modifies a certain Second Amended and Restated Credit Agreement dated as of December 3, 2003 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”) by and among (a) the Company, as borrower, (b) the Lenders, as lenders, (c) Huntington, as issuing bank for any Letters of Credit issued pursuant to the Credit Agreement, and (d) the Administrative Agent. All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

RECITALS:

A. As of December 3, 2003, the Company, the Lenders, the Administrative Agent and the other agents referred to in the Credit Agreement executed and delivered the Credit Agreement setting forth the terms of certain extensions of credit and other financial accommodations to the Company; and

B. As of June 30, 2004, in connection with the Credit Agreement, the Company executed and delivered, inter alia, the Notes, in the aggregate principal sum of Three Hundred Million Dollars ($300,000,000), and as of December 3, 2003, a swingline note in favor of Huntington in the principal sum of Fifteen Million Dollars ($15,000,000); and

C. In connection with the Credit Agreement and the Notes, the Company and certain of its Subsidiaries executed and delivered to the Administrative Agent certain other Loan Documents; and

D. The Company has requested that the Lenders and the Administrative Agent amend and modify certain terms and financial covenants in the Credit Agreement, and the Lenders signatory hereto and the Administrative Agent have agreed to amend the Credit Agreement on the terms and subject to the conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Subsection (b) of Section 1.3, “Letters of Credit,” of the Credit Agreement is hereby amended to recite as follows:

(b) Expiry Dates. The Company, a Restricted Subsidiary or an Approved Joint Venture, as applicable, shall have no right to obtain issuance of Letters of Credit which have an expiration date later than the earlier of (i) 12 months after the Revolving Credit Termination Date or (ii) 24 months from issuance of such Letter of Credit; provided, however, that with respect to any Letters of Credit having a expiration date subsequent to the Revolving Credit Termination Date, not later than 60 days prior to the Revolving Credit Termination Date, the Company shall deliver to the Administrative Agent cash collateral in not less than 100% of the aggregate amount of Letter of Credit Obligations in respect of such Letters of Credit to secure such Letter of Credit Obligations, in such form and with such documentation as shall be satisfactory to the Administrative Agent and Huntington as issuing bank.

2. Section 2.1, “Borrowing Base,” of the Credit Agreement is hereby amended to recite in its entirety as follows:

2.1. Borrowing Base. “Borrowing Base” means (without duplication) the aggregate sum of the following:

(a) 100% of Available Cash, plus

(b) 90% of Eligible Home Work-in-Process, plus

(c) 50% of Eligible Real Estate Held for Development, plus

(d) the lesser of $10,000,000 or 25% of Eligible Investments in Joint Ventures, plus

(e) the lesser of $6,800,000 or 80% of the aggregate sum of Eligible Model Homes, plus

(f) the lesser of $20,000,000 or 80% of Eligible Speculative Homes, plus

(g) 70% of Eligible Developed Lots, plus

(h) 55% of Eligible Lots Under Development, plus

(i) during the period beginning October 1 and continuing through and including March 31 of any fiscal year, the lesser of $6,000,000 or 50% of Eligible Fall Foundation Lots, plus

(j) at any time during the period beginning April 1, 2006, and continuing through and including June 30, 2006, for one period not to exceed thirty (30) consecutive days, up to $5,000,000;

provided, however, to the extent that the aggregate sum of (i) Eligible Real Estate Held for Development under clause (c) above, (ii) Eligible Developed Lots under clause (g) above, and (iii) Eligible Lots Under Development under clause (h) above exceeds fifty-five percent (55%) of the total Borrowing Base calculation as of any period of determination, the amount in excess of such percentage shall not be eligible under the Borrowing Base.

3. Section 2.5, “Eligible Real Estate,” of the Credit Agreement is hereby amended to recite in its entirety as follows:

2.5. Eligible Real Estate. With respect to Developed Lots, Fall Foundation Lots, Lots Under Development, Model Homes, Real Estate Held for Development, Home Work-In-Process, Speculative Homes, or any other form or type of real estate of the Company or any Restricted Subsidiary which may be considered for the purposes of the Borrowing Base, the term “Eligible” used in connection with any such type of real estate means that portion of real property (a) owned in fee simple title by the Company or a Restricted Subsidiary, (b) which is not subject to any mortgage, lien, or encumbrance, except for (i) reservations, exceptions, encroachments, easements, rights-of-way, restrictions, leases or other similar title exceptions which do not materially detract from the value of such real estate or interfere with its use or resale and (ii) Liens created by the Security Documents, and (c) which has a zoning classification appropriate for a subdivision development of the type developed by the Company or a Restricted Subsidiary.

4. Section 5, “COSTS AND EXPENSES,” of the Credit Agreement is hereby amended to recite in its entirety as follows:

5. COSTS AND EXPENSES; COLLATERAL.

(a) Generally. The Company agrees upon demand to pay, or reimburse the Administrative Agent for, all of the Administrative Agent’s reasonable internal and external audit, legal, appraisal, valuation, filing, document duplication and investigation expenses and for all other out-of-pocket costs and expenses of every type and nature, including, without limitation, the reasonable fees, expenses and disbursements of the Administrative Agent’s counsel, local legal counsel, auditors, accountants, appraisers, surveyors, insurance and environmental advisers, and other consultants and agents retained by the Administrative Agent, incurred by the Administrative Agent in connection with (i) the Administrative Agent’s arranging Amendment No. 4, audit and investigation of the Company and the Company’s Subsidiaries in connection with the preparation, negotiation, and execution of any Loan Document and the Administrative Agent’s periodic assessments of the Company or the Company’s Subsidiaries; (ii) the preparation, negotiation, execution and interpretation hereof (including, without limitation, the satisfaction or attempted satisfaction of any condition precedent set forth herein), the other Loan Documents and any proposal letter, term sheet or commitment letter issued in connection therewith and the making of the Loans hereunder; (iii) the creation, perfection or protection of the Liens under the Loan Documents (including, without limitation, any reasonable fees and expenses for local counsel in various jurisdictions); (iv) the ongoing administration hereof and of the Loans, including consultation with attorneys in connection therewith and with respect to the Administrative Agent’s rights and responsibilities hereunder and under the other Loan Documents; (v) the protection, collection or enforcement of any of the Obligations or the Secured Obligations or the enforcement of any Loan Document; (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, Secured Obligations, any property of the Company or any of its Subsidiaries, the Company, any of the Company’s Subsidiaries, this Agreement or any other Loan Document; (vii) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent is served or deposition or other proceeding in which the Administrative Agent is called to testify, in each case, relating in any way to the Obligations, the Secured Obligations, any property of the Company or any of its Subsidiaries, the Company, any of the Company’s Subsidiaries, this Agreement or any of the other Loan Documents; and (viii) any amendments, consents, waivers, assignments, restatements, or supplements to any of the Loan Documents and the preparation, negotiation, and execution of the same.

(b) After Default. The Company further agrees to pay or reimburse the Administrative Agent, the Agents, Huntington as issuing bank and any Lender upon demand for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees (including allocated costs of internal counsel and costs of settlement), incurred by the Administrative Agent, the Agents, Huntington as issuing bank or any Lender after the occurrence of an Event of Default (i) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of any Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, the Secured Obligations, any property, the Company or any of its Subsidiaries and related to or arising out of the transactions contemplated hereby or by any of the other Loan Documents; and (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clauses (i) through (iii) above.

(c) Collateral for the Obligations and the Secured Obligations. The Company agrees that it will cause each of its Subsidiaries other than Dominion Structural Warranty Company, LLC and Dominion Homes Financial Services, Ltd. to become a Restricted Subsidiary, and that it will and will cause each Restricted Subsidiary to grant to the Administrative Agent, for the benefit of the Administrative Agent, the Agents, the Lenders and Huntington as issuing bank, first priority Liens, subject only to Liens permitted by Section 8.4 and such other Liens as the Administrative Agent may reasonably approve, in all of the following property of the Borrower and each restricted Subsidiary (other than the Excluded Property): all now owned and after-acquired (i) tangible and intangible personal property, and (ii) each Real Property Parcel, in each case owned by the Company or any of its Restricted Subsidiaries or in which any of the Company or any such Subsidiary has an interest. In connection with clause (i) above, the Company shall, and shall cause each of its Restricted Subsidiaries to, provide to the Administrative Agent first priority Liens in such personal property, subject only to Liens permitted by Section 8.4 (other than Section 8.4 (c) or (d)) and such other Liens as the Administrative Agent may reasonably approve, pursuant to a Security Agreement, together with such other Security Documents which the Administrative Agent deems necessary or desirable. In connection with clause (ii) above, the Company shall, and shall cause each of its Restricted Subsidiaries to, provide to the Administrative Agent, for the benefit of the Administrative Agent, the Agents, the Lenders and Huntington as issuing bank, first priority Liens in such Real Property Parcels, subject only to Liens permitted by Section 8.4 (other than Section 8.4 (c) or (d)) and such other Liens as the Administrative Agent may reasonably approve, pursuant to one or more Mortgages, together with such other Security Documents which the Administrative Agent deems necessary or desirable, and together with such title policies, certified surveys, environmental reports and local counsel opinions with respect thereto and such other property assurances, agreements, documents and instruments which the Administrative Agent deems necessary or desirable.

5. The first paragraph of Section 7.14, “Real Estate Ownership,” of the Credit Agreement is hereby amended to recite as follows:

With respect to each Real Property Parcel, except where a failure, violation, condition, requirement or noncompliance with any of the items specified below does not or is not reasonably likely to have a Material Adverse Effect:

6. New Sections 7.16, “Properties,” and 7.17, “Pledge of Collateral” are hereby added to the Credit Agreement and shall recite in their entireties as follows:

7.16. Properties. Each of the Company and the Company’s Subsidiaries has good, and in the case of each Real Property Parcel, marketable title to all tangible and intangible property owned by it or a valid leasehold interest in each leased Real Property Parcel (except insofar as limited by any laws or regulations of any Governmental Authority affecting such property), and all such property is free and clear of all Liens, except Liens created by the Security Documents and Liens permitted under Section 8.4. Schedule 7.16 contains a true and complete list of each Real Property Parcel owned in fee simple by the Company and each Subsidiary thereof as of the effective date of Amendment No. 4, and a true and complete list of all leases in effect on such effective date. Except for Liens granted to the Administrative Agent, neither this Agreement nor any other Loan Document, nor any transaction contemplated herein or therein, shall affect any right, title or interest of the Company or any such Subsidiary in and to any of such properties in any material respect.

7.17. Pledge of Collateral. The grant and perfection of the security interests in the Equity Interests of each of the Company’s Subsidiaries constituting a portion of the Collateral for the benefit of the Administrative Agent, the Agents, Huntington as issuing bank, the Lenders and the other holders of any Note, as contemplated by the terms of the Loan Documents, are not made in violation of the registration provisions of any applicable provisions of any federal securities law, state securities or “Blue Sky” law, foreign securities law, or applicable general corporation law or in violation of any other requirement of law.

7. Section 8.3, “Sale of Assets,” of the Credit Agreement is hereby amended to recite in its entirety as follows:

8.3. Sale of Assets. The Company will not, and will not permit any Subsidiary to, sell, lease, transfer, assign or otherwise dispose of, any of its assets or property, whether now owned or hereafter acquired, or any income or profits therefrom, or enter into any agreement to do so, except:

(a) sales, transfers or other distributions of personal or real property in the ordinary course of business, including, without limitation, the sale of Home Work-in Process, Speculative Homes, Model Homes, Real Estate Held for Development, Developed Lots, and Lots Under Development for cash consideration of not less than 95% of cost (as certified by the Company periodically for each such sale or other disposition);

(b) the disposition of obsolete equipment in the ordinary course of business;

(c) dispositions by the Company or any Restricted Subsidiary which constitute Investments in Restricted Subsidiaries permitted by Section 8.11 hereof; provided, however, that any such disposition or Investment does not cause the Company and its Subsidiaries to exceed the Maximum New Market Investment Amount;

(d) sales, assignments, transfers, conveyances or other dispositions of properties, including Collateral, outside of the ordinary course of business, which are approved by the Administrative Agent, not to exceed in the aggregate more than $1,000,000 in any fiscal year;

(e) the Company or its applicable Subsidiary may from time to time sell, assign, transfer, convey or otherwise dispose of any or all of the Real Property Parcels or personal property specified in Schedule 8.3 at not less than the disposition prices on such Schedule; provided that if, in connection with a sale or similar disposition of any such property, the Company or its Subsidiary receives a note or similar obligation as all or part of the consideration therefor, the Company shall secure or cause to be secured such note or obligation with a mortgage or similar Lien on such property and pledge such note or other obligation and the collateral therefor to the Administrative Agent as security for the Secured Obligations pursuant to the terms of the Loan Documents; and

(f) transfers in the ordinary course of developing residential subdivisions, whether by the recording of subdivision plats or separate conveyances, of streets, utility and drainage easements, common areas or land for other public purposes; provided, however, that the Administrative Agent has approved any such transfer (by indicating its consent on any such instrument evidencing the same or otherwise).

8. Section 8.4, “Liens and Encumbrances (Negative Pledge),” of the Credit Agreement is hereby amended to recite in its entirety as follows:

8.4. Liens and Encumbrances (Negative Pledge). The Company will not, and will not permit any of the Subsidiaries to, cause or permit or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), any of its property, whether now owned or hereafter acquired, to be subject to a lien or encumbrance except for:

(a) liens securing taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehouses, landlords and other like persons in connection with such items permitted by Section 8.1 above;

(b) liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance, social security and other like laws;

(c) attachment, judgment and other similar liens arising in connection with court proceedings in an aggregate amount of $1,000,000 or less;

(d) attachment, judgment or other similar liens arising in connection with court proceedings for the payment of money aggregating in excess of $1,000,000, but not greater than the lesser of (A) five percent (5%) of the Company’s Consolidated Tangible Net Worth or (B) $10,000,000, provided that (i) fewer than 10 days have elapsed from the date of the filing of such lien or liens, or (ii) such lien or liens have been discharged in the full amount or the execution or other enforcement of such lien or liens is effectively stayed or bonded in full, and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(e) reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other similar title exceptions or encumbrances affecting real property, provided they do not materially interfere with its use in the ordinary conduct of the Company’s or its Subsidiary’s business;

(f) inchoate liens arising under ERISA to secure the contingent liability of the Company or any of the Subsidiaries;

(g) the liens and encumbrances disclosed on Schedule 7.10 or in connection with any secured Indebtedness permitted by Section 8.5(b) below and operating lease rentals permitted by Section 8.7 below; and

(h) Liens created by the Security Documents.

9. Section 8.5, “Indebtedness,” of the Credit Agreement is hereby amended to recite in its entirety as follows:

8.5. Indebtedness. The Company will not, and will not permit any of the Subsidiaries to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness (other than Contingent Obligations permitted by Section 8.6 below), except for:

(a) the Revolving Credit Obligations;

(b) up to the aggregate sum of $15,000,000 outstanding at any time in (i) secured nonrecourse Indebtedness, (ii) secured or unsecured capital lease or purchase money Indebtedness incurred to finance the acquisition of capital assets or real estate in connection with the business of the Company or any Restricted Subsidiary, provided that such Indebtedness (A) has a scheduled maturity and is not due on demand and (B) is secured only by the property being purchased and does not exceed the purchase price thereof, and (iii) non-facility letters of credit for which the Administrative Agent has established a reserve against the Borrowing Base in the aggregate stated amount of all such letters of credit;

(c) unsecured indebtedness subordinated to the Revolving Credit Commitments, which shall be subordinated in a manner satisfactory to the Administrative Agent;

(d) Hedging Obligations or other Indebtedness to a Lender evidenced by interest rate agreements in respect of interest rate, swap, collar, cap or similar agreements pursuant to which the Company hedges its actual interest rate exposure under the Revolving Loans; and

(e) intercompany Indebtedness incurred by any Restricted Subsidiary to (i) the Company or to (ii) any Restricted Subsidiary wholly owning such Restricted Subsidiary; provided, however, that such Indebtedness constitutes an Investment permitted by Section 8.11 of this Agreement and does not cause the Company and its Subsidiaries to exceed the Maximum New Market Investment Amount.

10. Section 8.7, “Operating Lease Rentals,” of the Credit Agreement is hereby amended to recite in its entirety as follows:

8.7. Operating Lease Rentals. The Company will not, nor will it permit any Subsidiary to, enter into any operating leases (including without limitation leases of Model Homes), except to the extent that the aggregate consolidated annual rentals for all operating leases of the Company and its Subsidiaries do not exceed the sum of $7,500,000.

11. Section 8.8, “Acquisition of Capital Stock,” of the Credit Agreement is hereby amended to recite in its entirety as follows:

8.8. Acquisition of Capital Stock. The Company will not, and will not permit any of its Subsidiaries to, redeem or acquire any of the Company’s capital stock or any options or other interests in respect thereof, other than (a) the purchase or redemption of capital stock in connection with a simultaneous sale of an equivalent or greater amount of capital stock for not less than the same aggregate purchase or redemption price, and (b) up to the aggregate amount of $1,000,000 in any fiscal year for the purchase of capital stock, options or other interests of the Company (i) using funds escrowed pursuant to the Company’s Amended and Restated Executive Deferred Compensation Plan, as amended from time to time, or any replacement plan therefor in effect from time to time or (ii) pursuant to the

Company’s or any Restricted Subsidiary’s management incentive plans, as amended from time to time, or any replacement plan therefor in effect from time to time. Except for stock owned by the Company, the Company will not permit any Subsidiary to redeem or acquire any of its own capital stock.

12. Section 8.9, “Restrictions on Dividends,” of the Credit Agreement is hereby amended to recite in its entirety as follows:

8.9. Restrictions on Dividends. The Company shall not declare or pay any cash dividends or distributions in any fiscal year. None of the Subsidiaries shall declare or pay any cash dividends or distributions for any fiscal year, except to and for the sole benefit of the Company.

13. Section 8.11, “Investments, Loans and Advances,” of the Credit Agreement is hereby amended to recite in its entirety as follows:

8.11. Investments, Loans and Advances. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly make or own any Investment except:

(a) cash or cash equivalents (marketable direct obligations issued or unconditionally guaranteed and backed by the full faith and credit of the United States government), bonds or other obligations of the United States of America, certificates of deposit issued by commercial banks with a minimum capital of $500,000,000, and commercial paper rated at least A-1 or P-1 and having a maturity of not more than one year;

(b) Investments in Joint Ventures not in excess of $20,000,000 in the aggregate outstanding at any time; provided that all such Investments described in this subsection (b), together with the Investments described in subsection (d) of this Section 8.11, do not cause the Company and its Subsidiaries to exceed the Maximum New Market Investment Amount;

(c) [reserved];

(d) Investments in Restricted Subsidiaries, provided, however, that all such Investments described in this subsection (d), together with the Investments described in subsection (b) of this Section 8.11 do not cause the Company and its Subsidiaries to exceed the Maximum New Market Investment Amount;

(e) investments consisting of deposit accounts maintained or managed by the Company or its Subsidiaries;

(f) loans or advances to employees of the Company or any Subsidiary, which loans and advances shall not in the aggregate exceed $200,000 outstanding at any time;

(g) Investments up to the sum of $2,000,000 on or after the date hereof in one or more mortgage companies, including its Investment with Wells Fargo, which (i) conduct business in areas in which the Company or its Subsidiaries also conduct business and (ii) are principally in the residential mortgage lending business;

(h) loans and advances evidenced by promissory notes from the purchasers of any real property of the Company or any Subsidiary (individually which shall not exceed the purchase price paid for such property) in an amount not to exceed the aggregate sum of $2,000,000 outstanding at any time;

(i) Investments in one or more Insurance Subs not to exceed the aggregate sum of $2,500,000 outstanding at any time; and

(j) any other Investment (including Alliance Title Agency, Ltd.) not to exceed the aggregate amount of $100,000 outstanding at any time.

14. Section 8.13, “Tangible Net Worth,” of the Credit Agreement is hereby amended to recite in its entirety as follows:

8.13. Tangible Net Worth. At all times, the Company and its consolidated Subsidiaries shall maintain a Consolidated Tangible Net Worth of not less than (i) $175,000,000, plus (ii) beginning December 31, 2006, calculated separately for each fiscal year ending on and after such date, 50% of the Consolidated Net Income after taxes of the Company and its consolidated Subsidiaries in each fiscal year which the such Consolidated Net Income after taxes is positive.

15. Section 8.14, “Leverage Ratio,” of the Credit Agreement is hereby amended to recite in its entirety as follows:

8.14. Leverage Ratio. The Company and its consolidated Subsidiaries at all times during the periods specified below shall maintain a Leverage Ratio of not greater than: (i) 2.25 to 1.00 from January 1, 2006, through June 29, 2006, (ii) 2.00 to 1.00 beginning June 30, 2006, and continuing through December 30, 2006, and (iii) 1.75 to 1.00 beginning December 31, 2006, and continuing at all times thereafter.

16. Section 8.16, “Ratio of Uncommitted Land Holdings to Consolidated Tangible Net Worth,” of the Credit Agreement is hereby amended to recite in its entirety as follows:

8.16. Ratio of Uncommitted Land Holdings to Consolidated Tangible Net Worth. The Company and its consolidated Subsidiaries shall maintain at all times a ratio of Uncommitted Land Holdings to Consolidated Tangible Net Worth of not greater than (i) 1.75 to 1.00 beginning as of March 31, 2006, and continuing through and including September 29, 2006, (ii) 1.70 to 1.00 as of September 30, 2006, and continuing through and including December 30, 2006, and (iii) 1.55 to 1.00 as of December 31, 2006, and continuing at all times thereafter.

17. Section 8.17, “Interest Coverage Ratio,” of the Credit Agreement is hereby amended to recite in its entirety as follows:

8.17. Interest Coverage Ratio. The Interest Coverage Ratio of the Company and its Subsidiaries on a consolidated basis, as determined as of the last day of each fiscal quarter for the twelve month period ending on such date, shall not be less than (i) 1.30 to 1.00 as of the fiscal quarter ending March 31, 2006, (ii)0.80 to 1.00 as of the fiscal quarter ending June 30, 2006, (iii) 0.60 to 1.00 as of the fiscal quarters ending September 30, 2006 and December 31, 2006, respectively, and (iv) 1.00 to 1.00 as of the fiscal quarter ending March 31, 2007, and continuing as of the end of each fiscal quarter thereafter.

18. Section 8.22, “Further Real Estate Acquisition Limitations, Maximum New Market Investment Amount,” of the Credit Agreement is hereby amended to recite in its entirety as follows:

8.22. Further Real Estate Acquisition Limitations, Maximum New Market Investment Amount. The Company and its Subsidiaries will not permit (i) the Maximum New Market Investment Amount to exceed the aggregate sum of $0.00 outstanding at any time, valued at the lesser of cost or market, and (ii) their consolidated total Investments in or purchases of any Uncommitted Land Holdings, Speculative Homes, Model Homes and all other real or personal property constituting any one or more “start up operations” or other de novo entries in any market other than a Dominion Market to exceed the aggregate sum outstanding as of the effective date of Amendment No. 4, valued at the lesser of cost or market. In addition, the Company will not, and will not permit any Subsidiary to, build homes or develop real estate in any locations or markets other than the State of Ohio or any contiguous state.

19. Subsection (a) of Section 8.24, “Permitted Acquisitions,” of the Credit Agreement is hereby amended to recite in its entirety as follows:

(a) From the effective date of Amendment No. 4 through the term of this Agreement, the Company will not, and will not permit any Subsidiary to, make any Acquisition.

20. A new Section 8.27, “Temporary Reduction of Revolving Loans,” is hereby added to the Credit Agreement and shall recite in its entirety as follows:

8.27. Temporary Reduction of Revolving Loans. The Company shall reduce the aggregate principal balance of the Revolving Loans and Swing Line Loans to a principal amount not greater than $165,000,000 and maintain such Loan at no more than $165,000,000 for a period of not less than five consecutive Business Days during the period beginning December 1, 2006, through and including January 5, 2007.

21. A new Section 8.28, “Unsold Lots,” is hereby added to the Credit Agreement and shall recite in its entirety as follows:

8.28. Unsold Lots. The Company and its consolidated Subsidiaries shall not permit the sum of Developed Lots plus Lots Under Development to exceed (i) $160,000,000 as of March 31, 2006, (ii) $155,000,000 as of June 30, 2006, (iii) $150,000,000 as of September 30, 2006, and (iv) $145,000,000 at December 31, 2006, and continuing at all times thereafter.

22. A new Section 8.29, “New Land Acquisition,” is hereby added to the Credit Agreement and shall recite in its entirety as follows:

8.29. New Land Acquisition. The Company and its Subsidiaries will not acquire any new Real Estate Parcel, other than those pending purchases set forth on Schedule 8.29, during the specified periods of time set forth in such schedule, plus (i) up to the aggregate amount of $1,700,000 during the period beginning January 1, 2006, and continuing through and including December 31, 2006, and (ii) up to the aggregate amount of $43,750 during the period beginning January 1, 2007, through and including the Revolving Credit Termination Date.

23. A new Section 8.30, “Cash Management,” is hereby added to the Credit Agreement and shall recite in its entirety as follows:

8.30. Cash Management. (a) Subject to the terms of Cash Management Documents among the Administrative Agent, the Deposit Account Banks and the Company and its Subsidiaries, the Company shall, and shall cause each Subsidiary to, maintain all Deposit Accounts with such Deposit Account Banks selected by the Company or such Subsidiary in the ordinary course of business that have executed a Deposit Account Control Agreement in form and substance satisfactory to the Administrative Agent. The Company shall, and shall cause each Subsidiary to, promptly upon receipt thereof, immediately deposit in its Deposit Accounts all monies, checks, drafts or funds received by it or such Subsidiary, including without limitation all proceeds of Collateral, receivables of the Company or such Subsidiary, and all cash proceeds of operations, whether arising in the ordinary course of business or otherwise. The Company shall maintain a Administrative Agent Concentration Account with the Administrative Agent into which all funds deposited in each Deposit Account shall be transferred by wire transfer, ACH or electronic transfer from such account pursuant to the terms of the Deposit Account Control Agreement governing such account.

(b) At any time after an Event of Default has occurred and is continuing, the Administrative Agent may, or at the request of the Required Lenders, shall, and is hereby authorized by the Company on behalf of itself and its Subsidiaries to, do either or both of the following: (i) deliver a notice to any Deposit Account Bank or (ii) cease honoring all checks, demands, withdrawal requests or remittance instructions from the Company or any Subsidiary with respect to the any account or any funds on deposit therein. So long as any notice is in effect pursuant to clause (i) above, the Administrative Agent shall apply any and all amounts received from the Deposit Account Banks or held in the Administrative Agent Concentration Account or otherwise held as Cash Collateral, to the repayment of the Obligations, such amounts to be applied in accordance with the provisions of Section 11.13.

(c) The Company shall, and shall cause each Subsidiary to, enter into a Deposit Account Control Agreement prior to establishing any Deposit Account after the effective date of Amendment No. 4.

(d) The Company agrees to pay to the Administrative Agent any and all reasonable fees, costs and expenses which the Administrative Agent incurs in connection with maintaining the Deposit Accounts and depositing for collection any check or item of payment received by and/or delivered to the Deposit Account Banks or the Administrative Agent on account of the Obligations. The Company agrees to reimburse the Administrative Agent for any amounts paid to any Deposit Account Bank arising out of any required indemnification by the Administrative Agent of such Deposit Account Bank against damages incurred by the Deposit Account Bank in the operation of any Deposit Account.

24. A new Section 8.31, “Insurance,” is hereby added to the Credit Agreement and shall recite in its entirety as follows:

8.31. Insurance. The Company shall maintain for itself and its Subsidiaries, or shall cause each of its Subsidiaries to maintain, in full force and effect the insurance policies and programs in effect as of the effective date of Amendment No. 4, or substantially similar policies and programs or other policies and programs as are acceptable to the Administrative Agent. Each certificate and policy relating to property damage insurance shall contain an endorsement, in form and substance acceptable to the Administrative Agent, showing lender loss payable to the Administrative Agent and naming the Administrative Agent as an additional insured under such policy and providing that no act, whether willful or negligent, or default of the Company, any of its Subsidiaries or any other Person shall affect the right of the Administrative Agent to recover under such policy or policies of insurance in case of loss or damage. Each certificate and policy relating to any coverage other than the foregoing shall contain an endorsement naming the Administrative Agent as an additional insured under such policy. Such endorsement or an independent instrument furnished to the Administrative Agent shall provide that the insurance companies shall give the Administrative Agent at least thirty (30) days’ written notice before any such policy or policies of insurance shall be cancelled or altered adversely to the interests of the Administrative Agent, the Agents, Huntington as issuing bank and the Lenders. In the event that the Company or any of its Subsidiaries, at any time or times hereafter, shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Event of Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent deems advisable. All sums so disbursed by the Administrative Agent shall constitute Protective Advances and be part of the Obligations, payable as provided herein.

25. A new Section 8.32, “Insurance and Condemnation Proceeds,” is hereby added to the Credit Agreement and shall recite in its entirety as follows:

8.32. Insurance and Condemnation Proceeds. The Company hereby directs (and, if applicable, shall cause its Subsidiaries to direct) all insurers under policies of property damage insurance and any payor of any condemnation claim or award relating to any property of the Company or any Subsidiary thereof to pay all proceeds payable under such policies or with respect to such claim or award for any loss directly to the Administrative Agent, except to the extent such proceeds, claims or awards are required to be paid to alternate loss payees pursuant to the terms of any purchase money Indebtedness or any capital or operating lease permitted under this Agreement, in each case solely with respect to the property covered by such Indebtedness or lease; and in no case to the Company or any Subsidiary thereof. The Administrative Agent shall, upon receipt of such proceeds and at the Company’s direction, either (a) apply the same to the principal amount of the Revolving Loans outstanding at the time of such receipt and create a corresponding reserve against Revolving Credit Availability in an amount equal to such application (the “Decision Reserve”) or (b) hold such proceeds as Cash Collateral for the Obligations; provided, however, claims and awards not in excess of $250,000 per occurrence (or series of related occurrences) shall be remitted to the Company within a reasonable time following the Administrative Agent’s receipt thereof. For up to 90 days after the date of any loss (the “Decision Period”), the Company may notify the Administrative Agent that it intends to restore, rebuild or replace the property subject to the receipt of any insurance payment or condemnation award and shall, as soon as practicable thereafter, provide the Administrative Agent detailed information, including a construction schedule and cost estimates. Should the Company notify the Administrative Agent that it has decided not to rebuild or replace such property during the Decision Period, or should the Company fail to notify the Administrative Agent of the Company’s decision during the Decision Period, then the amounts held as Cash Collateral or as the Decision Reserve shall automatically be applied to the Revolving Loans, with a corresponding permanent reduction of the Revolving Credit Commitments, at the election of the Administrative Agent. In the event the Company notifies the Administrative Agent that it intends to rebuild or replace such Property during the Decision Period, proceeds held as Cash Collateral or constituting the Decision Reserve shall be disbursed as necessary; provided, however, should an Event of Default occur after the Company has notified the Administrative Agent that it intends to rebuild or replace such Property, the Decision Reserve or Cash Collateral, may at the Administrative Agent’s discretion, or shall, upon the direction of Required Lenders, be applied as a mandatory prepayment of the Revolving Loans, with a corresponding permanent reduction of the Revolving Credit Commitments, at the election of the Administrative Agent.

26. A new Section 8.33, “Condemnation,” is hereby added to the Credit Agreement and shall recite in its entirety as follows:

8.33. Condemnation. Promptly upon learning of the institution of any proceeding for the condemnation or other taking of any Real Property Parcel of the Company or any of its Subsidiaries, the Company shall notify the Administrative Agent of such proceeding, and permit the Administrative Agent to participate in any such proceeding, and from time to time shall deliver to the Administrative Agent all instruments reasonably requested by the Administrative Agent to permit such participation.

27. A new Section 8.34, “Future Liens on Real Property,” is hereby added to the Credit Agreement and shall recite in its entirety as follows:

8.34. Future Liens on Real Property. After the effective date of Amendment No. 4, with respect to any Real Property Parcel, at least ten (10) Business Days prior to the acquisition of any Real Property Parcel by the Company or any Restricted Subsidiary, the Company shall, and shall cause each Restricted Subsidiary to, provide the Administrative Agent written notice thereof. The Company shall, and shall cause each Restricted Subsidiary thereof to, execute and deliver to the Administrative Agent promptly upon the acquisition of such Real Property Parcel (other than Excluded Property) a Mortgage, deed of trust, assignment or other appropriate instrument evidencing a Lien in favor of the Administrative Agent upon any such Real Property Parcel, together with such title policies, certified surveys, environmental reports and local counsel opinions with respect thereto and such other property assurances, agreements, documents and instruments which the Administrative Agent deems necessary or desirable, and to be subject only to (i) Liens permitted under Section 8.4 and (ii) such other Liens as the Administrative Agent may reasonably approve, it being understood that the granting of such additional security for the Secured Obligations pursuant to this Section 8.34 is a material inducement to the execution and delivery of this Agreement by each Lender.

28. A new Section 8.35, “Future Liens on Personal Property,” is hereby added to the Credit Agreement and shall recite in its entirety as follows:

8.35. Future Liens on Personal Property. The Company shall, and shall cause each of its Restricted Subsidiaries to, provide to the Administrative Agent (i) a Lien upon all personal property (other than Excluded Property) of such Person, pursuant to a Security Agreement substantially in the form of the Security Agreement dated as of the date of Amendment No. 4, together with such other agreements, documents and instruments which the Administrative Agent deems necessary or desirable, the same to be subject only to Liens permitted by Section 8.4 and such other Liens as the Administrative Agent may reasonably approve and (ii) a pledge of 100% of the Equity Interests of each Subsidiary and each Investment in Joint Venture held by the Company or any Subsidiary, pursuant to a Security Agreement or pledge agreement in form and substance satisfactory to the Administrative Agent, together with such other agreements, documents and instruments which the Administrative Agent deems necessary or desirable. In addition, the Company shall cause each such Subsidiary to become a Restricted Subsidiary pursuant to the terms of a subsidiary guaranty in form and substance satisfactory to the Administrative Agent, it being understood that the granting of the additional security for the Obligations pursuant to this Section 8.35 is a material inducement to the execution and delivery of this Agreement by each Lender.

29. A new Section 8.36, “Landlord Waivers,” is hereby added to the Credit Agreement and shall recite in its entirety as follows:

8.36. Landlord Waivers. The Company shall use its best efforts to obtain and deliver to the Administrative Agent landlord waivers (with copies of the relevant lease attached) with respect to any lease entered into after the effective date of Amendment No. 4 which relates to a location in which there is, or is reasonably expected to be, books and records or any other Collateral located.

30. A new Section 8.37, “Inspections; Discussions,” is hereby added to the Credit Agreement and shall recite in its entirety as follows:

8.37 Inspections; Discussions. The Company shall permit, and shall cause each of its Subsidiaries to permit, any authorized representative designated by the Administrative Agent or the Required Lenders to visit and inspect any of the properties of such Person, to examine, audit, check and make copies of any such Person’s respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to such Person’s respective businesses or the transactions contemplated hereby and by the Loan Documents (including, in connection with environmental compliance, hazard or liability) (in each case, except such documents and data required to be maintained as confidential or such documents as contain privileged or legally protected communications), and to discuss any such Person’s affairs, finances and accounts with its officers and its independent certified public accountants, all of the foregoing upon reasonable notice and at such times during normal business hours, as often as may be reasonably requested. All reasonable costs and expenses incurred by the Administrative Agent or, after the occurrence and during the continuance of any Event of Default, any Lender, in each case as a result of such inspection, audit or examination conducted pursuant to this Section 8.37 shall be paid by the Company. The Company hereby authorizes any such officer, employee and independent accountants to discuss with the Administrative Agent or its representative or any representative of the Required Lenders the affairs of such Person and its Subsidiaries. The Company agrees to cooperate, and shall cause each of its Subsidiaries to cooperate, with the Administrative Agent and such Lenders in any such examination, audit ,check or verification.

31. A new Section 8.38, “Lender Meeting; Minimum Availability,” is hereby added to the Credit Agreement and shall recite in its entirety as follows:

8.38. Lender Meeting; Minimum Availability. If, at any time during the periods specified below, the Revolving Credit Maximum Amount, minus the outstanding Revolving Credit Obligations, is less than the amount specified opposite such period, then the Company agrees, within five (5) Business Days of each such occurrence to conduct a meeting, telephonically or in person, reasonably convenient for the Lenders, at a time at which at least the Lenders composing the Required Lenders will be available, to inform such Lenders of the business conditions leading to such availability event:

(i) from the date of Amendment No. 4 through June 30, 2006, not less than $5,000,000;

(ii) from July 1, 2006, through September 30, 2006, not less than $12,500,000; and

(iii) from October 1, 2006 and all times thereafter, not less than $20,000,000.

32. A new Section 8.39, “Residential Closing Procedures,” is hereby added to the Credit Agreement and shall recite in its entirety as follows:

8.39. Residential Closing Procedures. Unless and until the Administrative Agent notifies the Company otherwise, the Company shall, and shall cause each of its Subsidiaries to, (i) close all sales of residential units or any other Real Estate Parcel through a title agency approved by the Administrative Agent, including Alliance Title Agency, Ltd. and Alliance Title Agency of Kentucky, LLC, which title agency has delivered to the Administrative Agent, a closing protection letter or other insured closing letter for all such closings, executed by such title company’s underwriter, in form and content satisfactory to the Administrative Agent, (ii) cause all proceeds of each such closing payable to the Company or such Subsidiary to be transferred to the Administrative Agent for deposit in a Deposit Account satisfactory to the Administrative Agent subject to a Deposit Account Control Agreement by wire transfer or other electronic means acceptable to the Administrative Agent, and (iii) provide the Administrative Agent at least monthly within 15 Business Days after the end of each month, copies of the settlement statement for each such closing and a report satisfactory to the Administrative Agent showing each property sold, name of buyer, sale price, net proceeds, location of property and such other information as the Administrative Agent shall reasonably require.

33. A new Section 8.40, “Transactions with Affiliates,” is hereby added to the Credit Agreement and shall recite in its entirety as follows:

8.40. Transactions with Affiliates. The Company shall not, and shall not permit any of its Subsidiaries, to: (i) make any Investment in an Affiliate of the Company or any of the Company’s Subsidiaries; (ii) transfer, sell, lease, assign or otherwise dispose of any Property to any Affiliate of the Company or any of the Company’s Subsidiaries; (iii) merge into or consolidate with or purchase or acquire assets from any Affiliate of the Company or any of the Company’s Subsidiaries; (iv) repay any Indebtedness to any Affiliate of the Company or any of the Company’s Subsidiaries; (v) pay any royalties to any Affiliate of the Company or any of the Company’s Subsidiaries; (vi) pay any management fees to any Affiliate of the Company or any of the Company’s Subsidiaries; or (vii) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate of the

Company or any of the Company’s Subsidiaries (including, without limitation, guaranties and assumptions of obligations of any such Affiliate); except in each case for transactions either (A) on a basis no less favorable to the Company or such Subsidiary as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate as determined in good faith by a committee of the Board of Directors of the Company composed solely of directors who are “independent” for purposes of the rules of the National Association of Securities Dealers, Inc. (an “Independent Committee”), or (B) in the case of compensation payable to any officer or director of the Company or such Subsidiary, in an amount approved by an Independent Committee of the Board of Directors of the Company. “Affiliate” of any specified Person means any other Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person, (ii) which beneficially owns or holds 5% or more of any class of the Equity Interests entitled to vote in the election of members of the board of directors or other control body of such specified Person or (iii) of which 5% or more of the Equity Interests entitled to vote in the election of members of the board of directors or other control body or other equity interest is beneficially owned or held by such specified Person or a Subsidiary of such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of Equity Interests, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding anything to the contrary contained in this Section 8.40, this Section 8.40 shall not restrict or prohibit transactions between the Company and any Restricted Subsidiary or between any Restricted Subsidiary and any other Restricted Subsidiary that are otherwise permitted under other provisions of this Agreement.

34. New Subsections (m), (n) and (o) are hereby added to the end of Section 9, “INFORMATION AS TO COMPANY AND SUBSIDIARIES,” of the Credit Agreement to recite as set forth below, and, in addition, a semi-colon is hereby added to the end of Subsection (l) of such Section 9 in place of the period at the end of such subsection:

(m) within 45 days after the end of each month a report, in form satisfactory to the Administrative Agent, providing the profit margin for homes closed that month of each (i) community or development in which the Company or any Subsidiary thereof is currently operating and (ii) home series of the Company or any Subsidiary thereof; and

(n) within 15 Business Days after the end of each month, a calculation of the Borrowing Base as of the end of such period, subject to final adjustment and certification under subparagraph (b) above; and

(o) within 45 days after the end of each month a report, in form satisfactory to the Administrative Agent, providing open hedging positions, including notional amount, maturity, and such other information as the Administrative Agent shall reasonably request.

35. Section 10.1, “Nature of Events,” of the Credit Agreement is hereby amended to recite in its entirety as follows:

10.1. Nature of Events. An “Event of Default” shall exist if any of the following occurs:

(a) the Company fails to make any payment of principal or interest (including, without limitation, any payment or reduction required under Section 3.15 above) or fails to reimburse the Administrative Agent or any Lender pursuant to this Agreement or a holder of any Note, reimbursement agreement, or guaranty agreement executed in connection with this Agreement on or before five (5) days after the date any such payment or reimbursement is due;

(b) the Company fails to perform or observe any covenant contained in Sections 8.2(d), 8.3, 8.4 (involving a Lien or Liens in excess of the aggregate sum of $1,000,000), 8.5 (involving Indebtedness in excess of the aggregate sum of $1,000,000), 8.6 (involving Contingent Obligations in excess of the aggregate sum of $1,000,000), 8.8, 8.9, 8.12, 8.15, 8.17, 8.24, 8.25, 8.27, 8.29, 8.38 or 8.39 of this Agreement;

(c) the Company fails to perform or observe any covenant contained in Sections 8.4 (involving Liens in the aggregate sum of $1,000,000 or less), 8.5 (involving Indebtedness in the aggregate sum of $1,000,000 or less), 8.6 (involving Contingent Obligations in the aggregate sum of $1,000,000 or less), 8.13, 8.14, 8.16, 8.22, 8.28, 8.31, 8.34, 8.35, 8.37 or 8.40, and any such failure continues for a period of ten (10) days;

(d) a default or event of default shall occur under any other Loan Document, beyond any applicable notice or cure periods contained therein;

(e) the Company or any Subsidiary shall breach any other covenant, condition or provision of this Agreement, any Note, any Security Document or any other Loan Document not otherwise addressed in this Section 10.1, and such breach shall not be remedied to Administrative Agent’s satisfaction for a period of thirty (30) days after the earlier of (i) written notice from the Administrative Agent of such failure or breach or (ii) such failure or breach shall first become known to any Financial Officer of the Company;

(f) any warranty, representation or other statement by or on behalf of the Company contained in this Agreement or by a Subsidiary in any Loan Document or in any instrument furnished by an officer thereof in compliance with or in reference to this Agreement is false or misleading in any material respect on the date made (or deemed made);

(g) the Company or any Material Subsidiary makes an assignment for the benefit of creditors, or consents to the appointment of a trustee, receiver or liquidator;

(h) bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings are instituted by the Company or any Material Subsidiary;

(i) bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings are instituted against the Company or any of the Subsidiaries, and remain undismissed for a period of 90 days;

(j) a final judgment or judgments for the payment of money aggregating in excess of $1,000,000 in excess of applicable insurance coverage (as verified by the Administrative Agent) is or are outstanding against the Company or any of the Subsidiaries, and such judgment or judgments have been outstanding for more than 21 days from the date of entry and have not been discharged, stayed or bonded in the full amount of such judgment or judgments;

(k) the Company’s audited financial statements referred to in Section 9(i) above, or any discussion draft thereof, reflects that the Company’s financial statement is a “qualified” statement and such circumstance has existed for more than 48 hours;

(l) the Company or any Subsidiary fails to perform or observe any covenant not specified in Section 10.1 (a) through (k) above in favor of the Administrative Agent or any of the Lenders pursuant to any Loan Document or any agreement, instrument, or document executed in connection with this Agreement, including, without limitation, guaranty agreements, any interest rate contracts or agreements relating to interest rate limitations or interest rate “swaps,” and such failure continues for more than 30 days after such failure shall first become known to any Financial Officer of the Company;

(m) any Change of Control shall occur;

(n) the Administrative Agent and the Required Lenders shall determine that a Material Adverse Effect has occurred;

(o) the loss, theft or substantial damage to the Collateral (to the extent such loss is not covered by insurance) if the result of such event will be, in the Administrative Agent’s or the Required Lenders’ reasonable judgment, the failure or inability of the Company or any of its Subsidiaries to continue business operations in the normal course of its business within thirty (30) days of the date of such event;

(p) at any time for any reason (i) any Security Document or any other Loan Document ceases to be in full force and effect or the Company or any of its Subsidiaries party thereto seeks to repudiate its obligations thereunder or any Liens intended to be created thereby, or the Company or any such Subsidiary seeks to render such Liens invalid or unperfected or (ii) Liens in favor of the Administrative Agent, the Agents, Huntington, as issuing bank or any Lender contemplated by any Security Document or other Loan Document shall, at any time, for any reason, be invalidated or otherwise cease to be in full force and effect, or such Liens shall be amended, hypothecated, subordinated, terminated or discharged, or if any person is released from any of its covenants or obligations under any Security Document or other Loan Document or shall not have the priority contemplated hereby, by the Security Documents or by the other Loan Documents; or

(q) the Company or any Subsidiary shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness (other than an Obligation) in excess of the principal amount of $1,000,000, or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness, if the effect thereof is to cause an acceleration, mandatory redemption or other required repurchase of such Indebtedness, or permit any holder of such Indebtedness to accelerate the maturity of such Indebtedness or require the redemption or other repurchase of such Indebtedness; or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Company or any such Subsidiary (other than by a regularly scheduled payment) prior to the stated maturity thereof.

36. Subsection (a) of Section 10.2, “Acceleration and Termination”; “Default Remedies,” of the Credit Agreement is hereby amended to recite in its entirety as follows:

(a) Acceleration and Termination. Upon the occurrence of any Event of Default described in Sections 10.1(g), (h), or (i), the Revolving Credit Commitments shall automatically and immediately terminate and the unpaid principal amount of, and any and all accrued interest on, the Revolving Credit Obligations and Protective Advances and all accrued fees shall automatically become immediately due and payable, without presentment, demand, or protest or other requirements of any kind, all of which are hereby expressly waived by the Company; and upon the occurrence of any other Event of Default, the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by written notice to the Company (i) declare that all or any portion of the Revolving Credit Commitments are terminated, in which case the Revolving Credit Commitments and the obligations of each Lender to make any Revolving Loan hereunder and of each Lender or Huntington to issue or participate in any Letter of Credit not then issued shall immediately terminate, (ii) declare the unpaid principal amount of, and any and all accrued and unpaid interest, on the Revolving Credit Obligations to be immediately due and payable, without presentment, demand or protest or any requirements of any kind, all of which are hereby expressly waived by the Company, and (iii) commence any enforcement action against the Collateral pursuant to any Security Document, any other Loan Document or pursuant to applicable law, including, without limitation, causing all or any part of the Collateral to be transferred or registered in its name or in the name of any other person, firm or corporation, with or without designation of the capacity of such nominee, all without presentment, demand, protest, or notice of any kind (except as required by applicable law), each of which is hereby expressly waived.

37. Sections 11.12, “Ratable Payments,” and 11.13, “Application of Payment,” of the Credit Agreement are hereby amended to state in their entireties as follows:

11.12. Ratable Payments. Subject to the provisions of Section 11.13 below, and except as otherwise provided herein, all payments and any other amounts received by the Administrative Agent from or for the benefit of the Company shall be applied first, to pay principal of and interest on any portion of the Loans which the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or the Company, and second, to pay all other Obligations then due and payable. Payments in respect of Swing Loans received by the Administrative Agent shall be distributed to the Swing Line Bank, payments in respect of Revolving Loans received by the Administrative Agent shall be distributed to each Lender in accordance with such Lender’s Pro Rata Share, and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders and Huntington as issuing bank as are entitled thereto, and, if to the Lenders, in proportion to their respective Pro Rata Shares. If any Lender, whether by setoff or otherwise, has payment made to it upon its Revolving Loans (other than payments received pursuant to Sections 3.6, 3.9 or 3.14) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Revolving Loans held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of Revolving Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Revolving Credit Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral in respect of their Pro Rata Shares. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

11.13. Application of Payments. After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the acceleration of the Revolving Credit Obligations or at the written direction of the Required Lenders, which direction shall be consistent with the last sentence of this Section 11.13, shall, apply all payments and prepayments in respect of any obligations and all funds on deposit in the following order:

(a) first, to repay any Protective Advances, then to pay interest on and then principal of any portion of the Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Company;

(b) second, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Administrative Agent;

(c) third, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Lenders and any issuing bank;

(d) fourth, to pay interest due in respect of Swing Line Loans and Reimbursement Obligations;

(e) fifth, to pay interest due in respect of Loans (other than Swing Line Loans and Reimbursement Obligations);

(f) sixth, to the ratable payment or prepayment of principal outstanding on Swing Line Loans and Reimbursement Obligations;

(g) seventh, to the ratable payment or prepayment of principal outstanding on Loans (other than Swing Line Loans and Reimbursement Obligations) and to provide Cash Collateral for undrawn Letters of Credit;

(h) eighth, to the ratable payment of Hedging Obligations of the Lenders in respect of the Loans and Cash Management Obligations; and

(i) ninth, to the ratable payment of all other Secured Obligations and Related Obligations owing to the Lenders from the Company or any Subsidiary thereof.

Unless otherwise designated (which designation shall only be applicable prior to the occurrence of an Event of Default) by the Company, all principal payments in respect of Loans (other than Swing Line Loans) shall be applied first to repay outstanding Base Rate Advances. The order of priority set forth in this Section 11.13 and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Administrative Agent, the Lenders, Huntington as issuing bank and the Swing Line Bank as among themselves. The order of priority set forth in clauses (c) through (i) of this Section 11.13 may at any time and from time to time be changed by the Required Lenders without necessity of notice to or consent of or approval by the Company, or any other Person; provided that (i) the order of priority of payments in respect of Swing Line Loans may be changed only with the prior written consent of the Swing Line Bank, and (ii) the order of priority set forth in clauses (a) through (c) of this Section 11.13 may be changed only with the prior written consent of the Administrative Agent.

38. A new Section 11.14, “Relations Among Lenders,” is hereby added to the Credit Agreement and shall recite in its entirety as follows:

11.14. Relations Among Lenders. Each of Lender and Huntington as issuing bank agrees that it shall not take any legal action, nor institute any actions or proceedings (other than offset or setoff), against the Company or any Subsidiary or with respect to any Collateral without the prior written consent of the Administrative Agent and the Required Lenders. Without limiting the generality of the foregoing, no Lender may accelerate or otherwise enforce its portion of the Obligations, or terminate its Revolving Credit Commitment, except in accordance with Section 10.2(a) or a setoff permitted under Section 10.2 (d).

39. A new Section 11.15, “Concerning the Collateral and the Loan Documents,” is hereby added to the Credit Agreement and shall recite in its entirety as follows:

11.15. Concerning the Collateral and the Loan Documents.

(a) Protective Advances. The Administrative Agent may from time to time, after the occurrence and during the continuance of an Event of Default, make Protective Advances in an amount not in excess of $5,000,000 but in no event, when added to the outstanding Revolving Credit Obligations at such time, shall any such amounts exceed the aggregate Revolving Credit Commitments. The Administrative Agent shall notify the Company and each Lender in writing of each such Protective Advance, which notice shall include a description of the purpose of such Protective Advance. The Company agrees to pay the Administrative Agent, upon demand, the principal amount of all outstanding Protective Advances, together with interest thereon at the Base Rate plus the Applicable Base Rate Margin, from the date of such Protective Advance until the outstanding principal balance thereof is paid in full. If the Company fails to make payment in respect of any Protective Advance within one (1) Business Day after the date the Company receives written demand therefor from the Administrative Agent, the Administrative Agent shall promptly notify each Lender, and each Lender agrees that it shall thereupon make available to the Administrative Agent, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of such Protective Advance. If such funds are not made available to the Administrative Agent by such Lender within one (1) Business Day after the Administrative Agent’s demand therefor, the Administrative Agent shall be entitled to recover any such amount from such Lender together with interest thereon at the Federal Funds Rate for each day during the period commencing on the date of such demand and ending on the date such amount is received. The failure of any Lender to make available to the Administrative Agent its Pro Rata Share of any such Protective Advance shall neither relieve any other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender’s Pro Rata Share of such Protective Advance on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Administrative Agent. All outstanding principal of, and interest on, Protective Advances shall constitute Obligations secured by the Collateral until paid in full by the Company.

(b) Authority. Each of the Lenders and Huntington as issuing bank authorizes and directs the Administrative Agent to enter into the Loan Documents relating to the Collateral for the benefit of the Lenders and such issuing bank. Each of the Lenders and Huntington as issuing bank agrees that any action taken by the Administrative Agent or the Required Lenders (or, where required by the express terms hereof, a different proportion of the Lenders) in accordance with the provisions hereof or of the other Loan Documents, and the exercise by the Administrative Agent or the Required Lenders (or, where so required, such different proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and Huntington as issuing bank. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders and the Huntington as issuing bank with respect to all payments and collections arising in connection herewith and with the Loan Documents relating to the Collateral; (ii) execute and deliver each Loan Document relating to the

Collateral and accept delivery of each such agreement delivered by the Company or any of its Subsidiaries; (iii) act as collateral agent for the Lenders and the Huntington as issuing bank for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, provided, however, the Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Administrative Agent, the Agents, the Lenders and Huntington as issuing bank for purposes of the perfection of all security interests and Liens with respect to the Company’s and its Subsidiaries’ respective deposit accounts maintained with, and cash and cash equivalents held by, such Lender; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and liens created or purported to be created by any Loan Document; and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Administrative Agent, the Agents, the Lenders or Huntington as issuing bank with respect to the Collateral under the Loan Documents relating thereto, under applicable law or otherwise.

(c) Release of Collateral. Each of the Agents, the Lenders, Huntington as issuing bank and any holder of any Note hereby directs the Administrative Agent to release any Lien held by the Administrative Agent:

(i)	against all of the Collateral, upon final payment in full of the Obligations and termination hereof;

(ii)	against any part of the Collateral sold or disposed of by the Company or any of its Subsidiaries, if such sale or disposition is permitted by Section 8.3 (or permitted pursuant to a waiver or consent to a transaction otherwise prohibited by such Section) or, if not pursuant to such sale or disposition, against any other part of the Collateral if such release is consented to by the Required Lenders; and

(iii)	against any Real Property Parcel listed on Schedule 8.3 at the request of the Company at any time on or after the effective date of Amendment No. 4.

In addition, each of the Lenders and Huntington as issuing bank hereby directs the Administrative Agent to execute and deliver or file any such termination and partial release statement and release of mortgage and to do such any such other act as is necessary to release Liens to be released pursuant to this Section 11.15(c) promptly upon the effectiveness of any such release.

(d) No Duty to Act. The Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Company or any of its Subsidiaries in respect of) all interests retained by the Company or any of its Subsidiaries, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(e) No Obligation. The Administrative Agent shall not have any obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by the Company or any of its Subsidiaries or is cared for, protected or insured or has been encumbered or that the Liens granted to the Administrative Agent herein or pursuant to the Loan Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent in this Section 11.15 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s own interests in the Collateral as one of the Lenders, and that the Administrative Agent shall not have any duty or liability whatsoever to any Lender.

(f) Collateral Matters Relating to Related Obligations. The benefit of the Loan Documents and the provisions of this Agreement relating to the Collateral shall extend to and be available to any Lender in respect of any Secured Obligation (“Related Obligation”) which arises under any Hedging Obligation in respect of the Revolving Loans, any Cash Management Obligation, any non-facility letter of credit or which is otherwise owed to a Lender in a capacity other than as a Lender under this Agreement, solely on the condition and understanding, as among the Administrative Agent and all holders of any Related Obligation, that (i) the Related Obligations shall be entitled to the benefit of the Collateral to the extent expressly set forth in this Agreement and the Loan Documents, and to such extent the Administrative Agent shall hold, and have the right and power to act with respect to, the Collateral on behalf of and as agent for any holder of a Related Obligation; but the Administrative Agent is otherwise acting solely as agent for the Lenders and Huntington as issuing bank and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligations whatsoever to any holder of a Related Obligation; and (ii) all matters, acts and omissions relating in any manner to the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the Loan Documents, and no separate Lien, right, power or remedy shall arise or exist in favor of any holder of a Related Obligation under any separate instrument or agreement or in respect of any such Related Obligation; and (iii) each holder of a Related Obligation shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the Loan Documents, by the Administrative Agent or the Required Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Revolving Credit Commitment and its own interest in the Loans, Letter of Credit Obligations and other Obligations to it arising under this Agreement or the other Loan Documents, without any duty or liability to any holder or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby; and (iv) no holder of any Related Obligation (except the Administrative Agent, the Agents and the Lenders, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Loan Documents; and (v) no holder of any Related Obligation shall exercise any right of setoff, banker’s lien or similar right except as expressly provided in Section 10.2 (d).

40. Clause (d) of Section 13.4, “Amendments,” of the Credit Agreement is hereby amended to state:

(d) increase the percentages applicable to any component of the Borrowing Base; or

41. A new Section 13.12, “Marshaling; Payments Set Aside,” is hereby added to the Credit Agreement and shall recite in its entirety as follows:

13.12. Marshaling; Payments Set Aside. None of the Administrative Agent, any Agent, any Lender or Huntington as issuing bank shall be under any obligation to marshal any property in favor of the Company, any Subsidiary thereof, any party to this Agreement or any other party or against or in payment of any or all of the Obligations or the Secured Obligations. To the extent that the Company or any Subsidiary thereof makes a payment or payments to the Administrative Agent, the Agents, the Lenders or Huntington as issuing bank, or any such Person receives payment from the proceeds of the Collateral or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

42. The definitions of “Applicable Base Rate Margin,” “Applicable Eurodollar Margin,” “Applicable Unused Commitment Fee Rate,” “Interest Coverage Ratio,” “Loan Documents,” “Maximum New Market Investment Amount,” “Potential Default,” “Real Property Parcel,” and “Revolving Credit Commitments,” each as set forth Section 14.3, “Defined Terms,” of the Credit Agreement are hereby amended to recite, respectively, as follows:

“Applicable Base Rate Margin” means the applicable rate per annum set forth below based on the Interest Coverage Ratio of the Company and its consolidated Subsidiaries as of the end of any applicable period of determination:

Interest Coverage Ratio	Applicable Base Rate Margin
greater than 1.25 to 1.00	0%
less than or equal to 1.25 to 1.00	0.25%

provided that the Interest Coverage Ratio used to compute the Applicable Base Rate Margin for the quarterly period beginning April 1, 2006, shall be the Interest Coverage Ratio set forth in the compliance certificate delivered by the Company to the Administrative Agent on or about February 14, 2006, and changes in the Applicable Base Rate Margin resulting from a change in the Interest Coverage Ratio shall become effective as to all Base Rate Advances upon the first day of the calendar quarter following delivery by the Company to the Administrative Agent of a new quarterly compliance certificate pursuant to Section 9(c) and notice by the Company to the Administrative Agent that a rate change is required. If the Company shall fail to deliver a certificate in respect of the Interest Coverage Ratio within forty-five (45) days after the end of any fiscal quarter, the Applicable Base Rate Margin from and including the first day of the following quarter to the date the Company delivers to the Administrative Agent such certificate shall conclusively equal the highest Applicable Base Rate Margin set forth herein.

“Applicable Eurodollar Margin” means the applicable rate per annum set forth below based on the Interest Coverage Ratio of the Company and its consolidated Subsidiaries as of the end of any applicable period of determination:

Interest Coverage Ratio	Applicable Eurodollar Margin
greater than 3.75 to 1.00	1.75%
greater than or equal to 3.25 to 1.00, but less than or equal to 3.75 to 1.00	2.00%
greater than 2.75 to 1.00, but less than 3.25 to 1.00	2.25%
greater than 2.25 to 1.00, but less than or equal to 2.75 to 1.00	2.50%
greater than 1.75 to 1.00, but less than or equal to 2.25 to 1.00	2.75%
greater than 1.25 to 1.00, but less than or equal to 1.75	3.00%
less than or equal to 1.25 to 1.00	3.25%

“Applicable Unused Commitment Fee Rate” means the applicable rate per annum set forth below based on the Interest Coverage Ratio of the Company and its consolidated Subsidiaries as of the end of the most recently ended quarter:

Interest Coverage Ratio	Applicable Unused Commitment Fee Rate
greater than 2.75 to 1.00	0.25%
greater than 1.75 to 1.00, but less than or equal to 2.75 to 1.00	0.375%
less than or equal to 1.75 to 1.00	0.50%

“Interest Coverage Ratio” means, with respect to any period, the ratio of (a) EBITDA for such period to (b) Interest Expense for such period; provided, however, solely for the purpose of calculating Interest Expense in respect of both the numerator and the denominator of the Interest Coverage Ratio, Interest Expense will not include any deferred financing fees on account of the Revolving Loans.

“Loan Document” and “Loan Documents” means this Agreement, any Security Document, the Notes, the Subsidiary Guaranty, the Fee Letter, each Letter of Credit Application, reimbursement agreement in respect of any Letter of Credit, agreement in respect of Hedging Obligations in respect of the Revolving Loans, or any Cash Management Document to which the Company or any Subsidiary thereof and the Administrative Agent, Huntington, any Lender or any affiliate of any of them is a party, and each certificate, agreement or document executed by the Company or any Subsidiary thereof and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

“Maximum New Market Investment Amount” means, with respect to the Company and its Subsidiaries, the aggregate amount of (a) each Purchase Price for an Acquisition of a Person or the assets of a Person whose principal business or the principal location of its assets is not in a Dominion Market, (b) the aggregate amount of Investments in Restricted Subsidiaries and in Investments in Joint Ventures, whose principal operations or the principal location of its assets or property is not in a Dominion Market, and (c) the aggregate cost of all Uncommitted Land Holdings, Speculative Homes, Model Homes and all other real or personal property not located in a Dominion Market; which in the aggregate for clauses (a), (b) and (c) above shall not exceed $0.00, whether such investment or investments are made prior to, on or after the date of this Agreement.

“Potential Default” means an event which, with the giving of notice, the lapse of time, or any one or more of the foregoing, would constitute an Event of Default under this Agreement.

“Real Property Parcel” means, in respect of any Person, any Land of such Person, together with the right, title and interest of such Person, if any, in and to the streets, the Land lying in the bed of any streets, roads or avenues, opened or proposed, in front of such Land, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including all alley, vault, drainage, mineral, water, oil and gas rights, and all of the buildings and other improvements now or hereafter erected on the Land and any fixtures appurtenant thereto.

“Revolving Credit Commitments” means the aggregate amount of each Revolving Credit Commitment of all the Lenders, provided that the maximum aggregate principal amount of Revolving Loans, Swing Line Loans and Protective Advances and the stated amount of the Letter of Credit Obligations shall not exceed (i) $240,000,000, for the period beginning on the date of Amendment No. 4, and continuing through and including September 29, 2006, (ii) $225,000,000 for the period beginning September 30, 2006, and continuing through and including December 30, 2006, and (iii) $200,000,000 for the period beginning December 31, 2006, and continuing at all times thereafter, each of the amounts set forth in clauses (i), (ii) and (iii), as reduced from time to time pursuant to the terms hereof; and provided further that each reduction in the Revolving Credit Commitments shall ratably reduce each Lender’s Revolving Credit Commitment.

43. The following defined terms are hereby added to Section 14.3, “Defined Terms,” of the Credit Agreement in their correct alphabetical order and shall recite as follows:

“Administrative Agent Concentration Account” means account number 0189-2397124 of the Company at Huntington, into which all funds from the Deposit Accounts at Deposit Account Banks may be transferred on a daily basis in accordance with Section 8.30, and which shall be under the sole dominion and control of the Administrative Agent; provided that all amounts deposited therein shall be held by the Administrative Agent as Cash Collateral for the benefit of the Administrative Agent, the other Agents, the Lenders, Huntington as issuing bank and the other holders of the Notes and shall be subject to the terms of this Agreement.

“Affiliate” has the meaning specified in Section 8.40.

“Amendment No. 4” means Amendment No. 4 to Second Amended and Restated Credit Agreement dated March __, 2006.

“Cash Collateral” means cash or cash equivalents held by the Administrative Agent, any other Agent, Huntington as issuing bank or any of the Lenders as security for the Secured Obligations.

“Cash Management Document” shall mean any certificate, agreement or other document executed by the Company or any Subsidiary thereof in respect of the Cash Management Obligations of the Company or any Subsidiary thereof.

“Cash Management Obligation” shall mean, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) provided by the Administrative Agent, any Lender or any affiliate of any of them, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by the Company or any Subsidiary of the Company in or upon which a Lien is granted under any of the Security Documents (and shall exclude the Excluded Property).

“Decision Reserve” has the meaning specified in Section 8.32.

“Deposit Account Banks” has the meaning specified in the Security Agreement.

“Deposit Account Control Agreement” has the meaning specified in the Security Agreement.

“Deposit Account” has the meaning specified in the Security Agreement.

“Equity Interests” means membership interests in a limited liability company, shares of common stock, partnership interests, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options, or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Excluded Property” means in respect of any Borrower or Restricted Subsidiary (a) Equipment that is, and continues to be, subject to a Lien permitted under Section 8.4 hereof, if the contract or other agreement pursuant to which such Lien is granted contains an enforceable prohibition on the creation of any Lien on such Equipment in favor of the Administrative Agent; (b) any Equity Interest representing an Investment permitted under Section 8.11 hereof, if the organizational or operating documents pursuant to which such Equity Interest is issued or governed contain an enforceable prohibition on the creation of any Lien on such Equity Interest in favor of the Administrative Agent; in each case, only to the extent, and for so long as, such prohibition is not removed, terminated or rendered unenforceable or otherwise deemed ineffective by applicable law, (c) any lease of any Real Property Parcel constituting a Model Home and any other Real Property Parcel with a lease term (including renewals) of less than three (3) years, and (d) each item of personal property or Real Property Parcel listed on Schedule 5 hereto; provided, however, that in no case shall “Excluded Property” include (i) the right to receive any payment of money (including, without limitation, general intangibles for money due or to become due); and (ii) any proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions or replacements of any of the foregoing.

“Fee Letter” shall mean the letter, dated March 16, 2006, addressed to the Company from the Administrative Agent and accepted by the Company on March 20, 2006, with respect to certain fees to be paid from time to time to the Administrative Agent and the Lenders.

“Guarantors” shall mean all current and future Subsidiaries of the Company that are or become party to the Subsidiary Guaranty, and “Guarantor” shall mean any one of them.

“Land” shall mean, in respect of any Person, all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased or purported to be owned, leased or hereafter acquired or leased (including, in respect of the Company or any Subsidiary thereof, as reflected in the most recent financial statements) by such Person.

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, hypothec, floating or fixed charge, assignment, collateral assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting real property.

“Mortgages” means, collectively, each open-end mortgage, assignment of rents, security agreement and fixture filing (or deed of trust) from the Company or any Subsidiary thereof in favor of the Administrative Agent for the benefit of the Administrative Agent, the Agents, Huntington as issuing bank, the Lenders and the other holders of any Note.

“Obligations” shall mean the Loans, Revolving Credit Obligations, Letter of Credit Obligations, Protective Advances and all other amounts, obligations, covenants and duties owing by the Company or any Subsidiary thereof to the Administrative Agent, any Lender, Huntington as issuing bank, any affiliate of any of them or any indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn thereunder, loan, guaranty, indemnification, contract or otherwise), present or future, arising under this Agreement, any other Security Document, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, and includes all letter of credit, cash management and other fees, interest (including without limitation, interest accruing following the filing of a bankruptcy petition by or against the Company or any Subsidiary at the applicable rate specified in this Agreement, whether or not interest is allowed as a claim in bankruptcy), charges, expenses, fees, attorneys’ fees and disbursements and other sums chargeable to the Company under this Agreement, any other Security Document, and all obligations of the Company to cash collateralize Letter of Credit Obligations.

“Protective Advances” shall mean all expenses, disbursements and advances incurred by the Administrative Agent pursuant to any Security Document after the occurrence and during the continuance of an Event of Default which the Administrative Agent, in its sole discretion, deems necessary or desirable to preserve or protect the Collateral or any portion thereof or to enhance the likelihood or maximize the amount of repayment of the Obligations.

“Related Obligations” has the meaning specified in Section 11.15.

“Secured Obligations” means (a) any and all indebtedness, obligations, and liabilities now existing or hereafter arising of the Company or any Subsidiary thereof to the Administrative Agent, Huntington as issuing bank, any Lender in its capacity as a Lender under this Agreement or in any other capacity or any affiliate of such a Lender arising under or in connection with or evidenced by (i) this Agreement or any other Loan Document, including, without limitation, all Obligations, or (ii) any other agreement relating to (A) all obligations of any such Person to reimburse the Administrative Agent or any such Lender in respect of non-facility letters of credit, (B) all obligations of any such Person to the Administrative Agent or any such Lender under any agreement in respect of any Hedging Obligation in connection with the Loans or any Cash Management Obligation, (C) all obligations of any such Person to the Administrative Agent or any such Lender in respect of any electronic transfers, treasury management, cash management services and deposit and disbursement account liability, and (D) all obligations of any such Person to the Administrative Agent or any such Lender arising under any guaranty issued by such Person (and in each instance above whether arising before or after the filing of a petition in bankruptcy and including all interest accrued after any such petition date), due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired, and (b) any and all expenses and charges, legal or otherwise, suffered or incurred by the Administrative Agent or any such Lender in collecting or enforcing any such indebtedness, obligation, and liability or in realizing on or protecting or preserving any security therefor, including, without limitation, the Lien and security interest granted by the Security Documents.

“Security Agreement” shall mean the Security Agreement among the Company, each Guarantor and the Administrative Agent in substantially the form attached hereto as Exhibit G, as amended, modified or supplemented from time to time.

“Security Documents” shall mean the Security Agreement, the Subsidiary Guaranty, the Mortgages, the Deposit Account Control Agreements, pledge agreements, collateral assignments, assignments of leases and rents and any other collateral document executed and delivered by the Company or any Subsidiary thereof granting a Lien on any of its property to secure payment of the Secured Obligations.

“Subsidiary Guaranty” shall mean the Amended and Restated Subsidiary Guaranty dated as of the date of Amendment No. 4 from each of the Guarantors in favor of the Administrative Agent, each Lender, Huntington as issuing bank and each other holder of any Note in substantially the form attached hereto as Exhibit F, as the same may be amended, modified or supplemented from time to time.

“UCC” means the Ohio Uniform Commercial Code, as in effect from time to time; provided, however, in the event that, by reason of mandatory provisions of law,

any of the attachment, perfection or priority of the Administrative Agent’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Ohio, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

44. Schedule I, “Commitments, Address of Lenders,” Schedule 1.3, “Existing Letters of Credit,” Schedule 7.4, “Corporate Information,” Schedule 7.10, “Schedule of Permitted Liens,” Schedule 7.15, “Existing Investments in Joint Venture,” and Schedule 9, “Form of Borrowing Base and Compliance” to the Credit Agreement are hereby amended and replaced with Schedules I, 1.3, 7.4, 7.10, 7.15 and 9 attached to this Amendment. In addition, the Company hereby attaches and incorporates Schedule 5, “Excluded Property,” Schedule 7.16, “Real Property Parcels, Schedule 8.3, “Intended Dispositions of Real Property Parcels,” and Schedule 8.29, “Pending Purchases of Real Property Parcels” to this Amendment, and all such schedules shall be deemed to be attached to the Credit Agreement. In addition, Schedule 44 attached to this Amendment contains a description as of the date of this Amendment of all pending or, to the knowledge of the Company and each Subsidiary thereof, threatened claims involving individual claims against the Company or any Subsidiary thereof in excess of $1,000,000 above any amounts not covered by insurance.

45. Post-Closing Matters. To the extent not delivered prior to or on the effective date of this Amendment, the Company shall deliver to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, each of the agreements, instruments, opinions and other documents listed under the heading “Post Closing Matters” on the List of Closing Documents attached hereto as Schedule 45 within the time periods set forth on such list of Loan Documents.

46. Conditions of Effectiveness. All provisions of this Amendment shall become effective as of March     , 2006, upon satisfaction of all of the following conditions precedent:

(a) The Administrative Agent shall have received:

(i) duly executed counterparts (with sufficient copies for the Administrative Agent, each Lender and the Company) of this Amendment executed by the Administrative Agent, Lenders constituting at least the Required Lenders and the Company, with the consent of the Guarantors;

(ii) the certified corporate resolutions, the promissory notes, the Subsidiary Guaranty, the Security Agreement, opinion, the loan documents or other requirements referenced on Exhibit 46 attached hereto, and such other certificates, instruments, documents, agreements, and opinions of counsel as may be required by the Administrative Agent, each of which shall be in form and substance satisfactory to the Administrative Agent and its counsel;

(iii) a duly executed Fee Letter satisfactory to the Administrative Agent and shall have received all of the fees payable thereunder;

(iv) UCC searches, tax lien and litigation searches, insurance certificates, notices, acknowledgements, or other documents the Administrative Agent or the Lenders may require to reflect, perfect, or protect the Administrative Agent’s first priority lien in the Collateral and all other property pledged to secure the Secured Obligations and to fully consummate the transactions contemplated hereunder; and

(v) all requisite releases of liens and termination statements necessary to release all Liens against the Collateral (other than Liens created by the Security Documents) and any other property pledged to secure the Secured Obligations.

(b) The representations contained in the immediately following paragraph shall be true and accurate.

47. Representations and Warranties. The Company represents and warrants to the Administrative Agent and each Lender as follows: (a) that after giving effect to this Amendment, each representation and warranty made by or on behalf of the Company and its Subsidiaries in the Credit Agreement and in the other Loan Documents is true and correct in all respects on and as of the date hereof as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to a date prior hereto; (b) the execution, delivery and performance by the Company and each Restricted Subsidiary, if applicable, of this Amendment and the Loan Documents, as the case may be, have been duly authorized by all requisite corporate or organizational action on the part of each such Person and will not violate any Constituent Document of such Person; (c) each of this Amendment and the Loan Documents and the Collateral Documents has been duly executed and delivered by the Company and each Restricted Subsidiary, as applicable, and each of this Amendment, the Credit Agreement as amended hereby, the Loan Documents and the Collateral Documents constitutes the legal, valid and binding obligation of such Person, enforceable against each such Person in accordance with the terms thereof; and (d) no event has occurred and is continuing, and no condition exists, which would constitute an Event of Default or a Potential Default.

48. Reference to and Effect on the Loan Documents. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “Second Amended and Restated Credit Agreement,” “Credit Agreement,” “Agreement,” the prefix “herein,” “hereof,” or words of similar import, and each reference in the Loan Documents to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby. Except to the extent amended or modified hereby, all of the representations, warranties, terms, covenants and conditions of the Credit Agreement and the Loan Documents shall remain as written originally and in full force and effect in accordance with their respective terms and are hereby ratified and confirmed, and nothing herein shall affect, modify, limit or impair any of the rights and powers which the Lenders or the Administrative Agent may have hereunder or thereunder. The amendment set forth herein shall be limited precisely as provided for herein, and shall not be deemed to be a waiver of, amendment of, consent to or modification of any of the rights of the Lenders or the Administrative Agent under or of any other term or provisions of the Credit Agreement or any Loan Document, or of any term or provision of any other instrument referred to therein or herein or of any transaction or future action on the part of the Company which would require the consent of the Lenders or the Administrative Agent.

49. Waiver of Jury Trial. THE PARTIES ACKNOWLEDGE THAT, AS TO ANY AND ALL DISPUTES THAT MAY ARISE BETWEEN THE PARTIES, THE COMMERCIAL NATURE OF THE TRANSACTION OUT OF WHICH THIS AMENDMENT ARISES WOULD MAKE ANY SUCH DISPUTE UNSUITABLE FOR TRIAL BY JURY. ACCORDINGLY, EACH OF THE PARTIES TO THIS AMENDMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY AS TO ANY AND ALL DISPUTES THAT MAY ARISE RELATING TO THIS AMENDMENT OR TO ANY OF THE OTHER INSTRUMENTS OR DOCUMENTS EXECUTED IN CONNECTION HEREWITH.

50. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original, and all of which together will constitute one and the same instrument. Receipt by the Administrative Agent of a facsimile copy of an executed signature page hereof will constitute receipt by the Administrative Agent of an executed counterpart of this Amendment.

51. Costs and Expenses, Indemnity. The Company agrees to pay on demand in accordance with the terms of the Credit Agreement all reasonable costs and expenses of the Administrative Agent in connection with the preparation, reproduction, execution and delivery of this Amendment and all other Loan Documents entered into in connection herewith, including the reasonable fees and out-of-pocket expenses of the Administrative Agent’s counsel with respect thereto. The Company agrees to indemnify the Administrative Agent, the Agents, Huntington as issuing bank and the Lenders, and each of them and their respective directors, officers, employees, agents, financial advisors, and consultants from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against the Administrative Agent, the Agents, Huntington as issuing bank and the Lenders, or any of them, in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other person or entity with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Amendment, the Credit Agreement or any other Loan Document, whether or not the Administrative Agent, any other Agent, Huntington as issuing bank or any Lender is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the party being indemnified, as determined in a final, non-appealable judgment by a court of competent jurisdiction.

52. Governing Law. This Amendment and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of Ohio.

53. Headings. Section headings in this Amendment are included herein for convenience of reference only and will not constitute a part of this Amendment for any other purpose.

54. Patriot Act Notice. The Lenders and the Administrative Agent hereby notify the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub.L.10756 (signed into law October 26, 2001)) (the “Act”), they are required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow the Lenders and the Administrative Agent to identify the Company in accordance with the Act.

[Signature pages follow.]

IN WITNESS WHEREOF, the Company, the Administrative Agent and the following Lenders have hereunto set their hands as of the date first set forth above.

COMPANY:

DOMINION HOMES, INC.

By:	/s/ William G. Cornely

Its:	SVP - Finance and CFO

ADMINISTRATIVE AGENT:

THE HUNTINGTON NATIONAL BANK

By:	/s/ Frederick G. Hadley

Its:	Senior Vice President

THE LENDERS:

THE HUNTINGTON NATIONAL BANK, as Lender and as issuing bank

By:	/s/ Frederick G. Hadley

Its:	Senior Vice President

JPMORGAN CHASE BANK, N.A. (successor by merger to Bank One, NA (Main Office Columbus))

By:	/s/ John C. Hart

Its:	Senior Vice President

Signature Page to Amendment No. 4 to Second Amendment and Restated Credit Agreement

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Andrew D. Stickney

Its:	Vice President

NATIONAL CITY BANK

By:	/s/ Steven A. Smith

Its:	Senior Vice President

COMERICA BANK

By:	/s/ Adam Sheets

Its:	Account Officer

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Joseph L. Svehla

Its:	Vice President

FIFTH THIRD BANK (CENTRAL OHIO)

By:	/s/ Alan J. Kopolow

Its:	Vice President

Signature Page to Amendment No. 4 to Second Amendment and Restated Credit Agreement

BANK OF AMERICA, N.A., successor by merger to Fleet National Bank

By:	/s/ Mark W. Lariviere

Its:	Senior Vice President

WASHINGTON MUTUAL BANK, FA, a federal association

By:	/s/ Paul S. Ulrich

Its:	Senior Vice President

Signature Page to Amendment No. 4 to Second Amendment and Restated Credit Agreement

CONSENT OF GUARANTORS

The undersigned, each being a guarantor of the Company’s indebtedness to the Lenders pursuant to certain guaranty agreements executed and delivered to the Administrative Agent, hereby consents and agrees to be bound by the terms, conditions and execution of the foregoing Amendment and hereby further agrees that (i) each of their obligations shall be continuing as provided in said guaranty agreements, and (ii) said guaranty agreements shall remain as written originally and continue in full force and effect in all respects.

DOMINION HOMES OF KENTUCKY GP, LLC		DOMINION HOMES REALTY, LLC

By:	/s/ William G. Cornely	By:	/s/ William G. Cornely

Its:	Vice President	Its:	Vice President and Treasurer

ALLIANCE TITLE AGENCY OF KENTUCKY, LLC		RESOLUTION PROPERTY COMPANY, LLC

By:	/s/ William G. Cornely	By:	/s/ William G. Cornely

Its:	Vice President and Treasurer	Its:	President

DOMINION HOMES OF KENTUCKY, LTD., a Kentucky limited partnership

		By:	Dominion Homes of Kentucky GP, LLC, a Kentucky limited liability company, its general partner

			By:	/s/ William G. Cornely

			Its:	Vice President

Signature Page to Amendment No. 4 to Second Amendment and Restated Credit Agreement

Exhibit 46

Execution and delivery by all parties signatory thereto, delivery of original, or completion as the case may be, to the satisfaction of The Huntington National Bank (the “Administrative Agent”) and its counsel of each of the following documents, certificates, exhibits, schedules and items containing such information requested by the Administrative Agent and its counsel and reflecting the absence of any material fact or issues and in all respect satisfactory to the Administrative Agent:

1.	Amendment No. 4 to Second Amended and Restated Credit Agreement with the following Schedules:

Schedule I - Commitments, Address of Lenders

Schedule 1.3 - Existing Letters of Credit

Schedule 5 – Excluded Property

Schedule 7.4 - Corporate Information

Schedule 7.10 - Schedule of Permitted Liens

Schedule 7.15 - Existing Investments in Joint Venture

Schedule 7.16 – Real Property Parcels

Schedule 8.3 – Intended Dispositions of Real Property Parcels or Personal Property

Schedule 8.29 – Pending Purchases of Real Property Parcels

Schedule 9 - Form of Borrowing Base and Compliance

Schedule 44 – Pending or Threatened Claims

Schedule 45 – Post-Closing Matters

Schedule 46 – Conditions Precedent

2.	Huntington Replacement Revolving Credit Note $36,000,000

3.	KeyBank Replacement Revolving Credit Note $36,000,000

4.	JPMorgan Chase Replacement Revolving Credit Note $25,600,000

5.	National City Replacement Revolving Credit Note $26,400,000

6.	Comerica Bank Replacement Revolving Credit Note $20,000,000

7.	U.S. Bank Replacement Revolving Credit Note $28,000,000

8.	Fifth Third Bank Replacement Revolving Credit Note $16,000,000

9.	Bank of America Replacement Revolving Credit Note $20,000,000

10.	Washington Mutual Replacement Revolving Credit Note $32,000,000

11.	Security Agreement (all assets) by the Company and the Subsidiaries

12.	Stock/Unit Powers

13.	Regulation U Statement

14.	Short Form Intellectual Property Security Agreements (Patents, Trademarks and Copyrights) by the Company

15.	Short Form Security Agreement for Motor Vehicles

16.	Delivery of original motor vehicle titles

17.	Amended and Restated Subsidiary Guaranty

18.	UCC-1 Financing Statement on Company to be filed with the Ohio Secretary of State

19.	UCC-1 Financing Statement on each Subsidiary Guarantor to be filed in its state of incorporation/organization

20.	Fee Letter

21.	Opinions of Counsel

22.	Closing Certificates of Borrower and Guarantors, together with attachments

23.	Certificate of Compliance and No Default

SCHEDULE I – COMMITMENTS, ADDRESSES OF LENDERS

The Huntington National Bank 41 South High Street Columbus, Ohio 43215 Attention: John M. Luehmann, Vice President Fax: (614) 480-5791	JPMorgan Chase Bank, N.A. Mail Code OH1-0208, 11th Floor 100 East Broad Street Columbus, Ohio 43271-0208 Attention: John C. Hart, Senior Vice President Fax: (614) 248-6194

Revolving Credit Commitment $36,000,000	Revolving Credit Commitment $25,600,000

KeyBank National Association KeyBank Real Estate Capital 1200 Abernathy Road NE Suite 1550 Atlanta, GA 30328 Attention: Andrew D. Stickney Fax: (770) 510-2195	National City Bank 155 East Broad Street Columbus, Ohio 43251 Attention: Steven A. Smith, Vice President Fax: (614) 463-8058

Revolving Credit Commitment $36,000,000	Revolving Credit Commitment $26,400,000

Comerica Bank One Detroit Center 500 Woodward Avenue, 7th Floor Mail Code 3256 Detroit, MI 48275 Attention: Adam J. Sheets, Account Officer Fax: (313) 222-9295	U.S. Bank National Association Columbus Commercial Real Estate 175 South 3rd Street CN - OH - TT4, 4th Floor Columbus, Ohio 43215-5134 Attention: Michael C. Dodge, Banking Officer Fax: (614) 232-8033

Revolving Credit Commitment $20,000,000	Revolving Credit Commitment $28,000,000

Bank of America, NA GCIB Portfolio Mgmt IL1-231-10-35 231 South LaSalle Street Chicago, Illinois 60697 Attention: Rob MacGregor, Associate (770) 390-8434 (Fax)	Fifth Third Bank (Central Ohio) Special Assets Group 707 Grant Street, 16th Floor Pittsburgh, PA 15219 Attention: Alan Kopolow Fax: (412) 291-5734

Revolving Credit Commitment $20,000,000	Revolving Credit Commitment $16,000,000

Washington Mutual Bank 620 W Germantown Pike, Suite 200 Plymouth Meeting, PA 19462 Attention: Paul S. Ulrich Fax: 610-828-7293

Revolving Credit Commitment $32,000,000